Exhibit 99.1

                 Orion HealthCorp to Sell Subsidiary;
  Transaction Consistent with Company's Recently Announced Strategic
                             Initiatives

    ATLANTA & HOUSTON--(BUSINESS WIRE)--May 24, 2005--Orion HealthCorp, Inc. (AMEX:ONH) today announced that, as a part of executing its strategic plan, it has entered into a letter of intent to sell its subsidiary, IntegriMED, Inc., to the principals of eClinicalWorks, LLC, a leading provider of unified end-to-end ambulatory EMR (Electronic Medical Records) and PM (Practice Management) systems for multi-location, multi-specialty medical practices. Under the terms of the agreement, the principals of eClinicalWorks will purchase substantially all of the assets of IntegriMED, Inc., which provides integrated business and clinical software and technology solutions for physicians through an Application Service Provider (ASP) model. Terms of the transaction, which is expected to close in the second quarter, were not disclosed.
    In commenting on the letter of intent, Terrence L. Bauer, chief executive officer of Orion HealthCorp, said, "The planned sale of IntegriMED places this subsidiary and its employees in a position to capitalize on the momentum created in the market by eClinicalWorks coupled with the ever-increasing demand for web-based technology solutions for physicians. At the same time, it enables Orion HealthCorp to focus its resources on its core competencies: serving the ambulatory surgery center market; providing business and management services to physician clinics; and providing physician billing and collection services to hospital-based physicians. We will continue to pursue such transactions that unlock the true value of Orion HealthCorp."
    Orion HealthCorp, Inc. is a healthcare services organization resulting from a combination of four different operating companies. The Company provides complementary business services to physicians through three business units: SurgiCare, serving the freestanding ambulatory surgery center market; Integrated Physician Solutions, Inc., providing business and management services to physician practices; and Medical Billing Services, Inc., providing physician billing and collection services and practice management solutions to hospital-based physicians. The core competency of the Company is its long-term experience and success in working with and creating value for physicians. For more information on Orion HealthCorp, Inc., visit the Company's Web site at www.orionhealthcorp.com.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of Orion HealthCorp, Inc. and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results. Orion HealthCorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: Orion HealthCorp, Inc.
             Keith G. LeBlanc, 713-973-6675
             or
             Terrence L. Bauer, 678-832-1800